Exhibit 99.(a)

CONVERSION AGREEMENT

THIS IS A CONVERSION AGREEMENT, dated as of December 22, 2014 (the “Agreement”), by and among Lime Energy Co., a Delaware Corporation (the “Company”), and Richard P. Kiphart (the “Investor”).

Background

A.                                    The Company intends to (i) enter into that certain Securities Purchase Agreement (the “Purchase Agreement”) with Bison Capital Partners IV, L.P. (“Bison”), that certain Shareholder and Investor Rights Agreement (the “Shareholder Agreement”) with Bison and the Existing Shareholders (as defined therein) and certain other agreements contemplated by each of the foregoing and (ii) adopt that certain Certificate of Designation (collectively with the Purchase Agreement, the Shareholder Agreement and the agreements contemplated by any of the foregoing, the “Transaction Documents”), pursuant to which Bison shall purchase shares of Series C Convertible Preferred Stock of the Company (subject to the terms and conditions of the Transaction Documents, the “Transaction”).

B.                                    The Investor holds those warrants, options, shares of preferred stock and convertible promissory notes that are exercisable for, or convertible into, shares of Common Stock of the Company (“Common Stock”) set forth on Schedule I hereto (the “Convertible Securities”).

C.                                    The Investor desires that the Transaction be consummated to provide working capital to the Company.

D.                                    As a condition to the consummation of the Transaction and in connection with, and prior to the consummation of, the Transaction, the Investor has agreed to exercise and convert the Convertible Securities into the amount of shares of Common Stock set forth on Schedule I hereto.

Terms

In consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Conversion.

(a)                                 Effective as of the close of business on the day immediately preceding the Closing Date (as defined in the Purchase Agreement) (the “Effective Time”), the Convertible Securities are hereby exercised for and converted into (as the case may be) those shares of Common Stock set forth on Schedule 1 hereto (such shares, the “Common Shares”) and the Convertible Securities are hereby cancelled and terminated.  This Agreement constitutes notice of exercise or conversion (as the case may be) of each Convertible Security as may be required for the exercise or conversion (as the case may be) of each Convertible Security, whether under the Certificate of Incorporation of the Company, as amended and restated, the instruments or agreements setting forth the terms of such Convertible Security or otherwise.

(b)                                 At the Effective Time, the Company will record on its books and records that the Investor is the owner of the Common Shares.

2.                                      Representations and Warranties of the Company. The Company represents and warrants to, and covenants and agrees with, the Investor that:

(a)                                 The Company has all requisite legal right, power and authority to enter into and to perform this Agreement.

(b)                                 The Common Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable.

3.                                      Representations and Warranties of the Investor. The Investor represents and warrants to, and covenants and agrees with, the Company that:

(a)                                 As of immediately prior to the Effective Time, the Investor owns beneficially and of record the Convertible Securities free and clear of any claims, liens or encumbrances, and the Investor has all requisite legal right, power and authority to exercise or convert (as the case may be) the Convertible Securities pursuant to the terms hereof.

(b)                                 The Investor has received drafts of each Transaction Document and has the opportunity to review this Agreement and the Transaction Documents with the Investor’s legal and financial advisors.

(c)                                  In formulating a decision to enter into this Agreement, the Investor has relied solely upon (i) the provisions of this Agreement, (ii) an independent investigation of the Company’s business and (iii) consultations with the Investor’s legal and financial advisors with respect to this Agreement.

(d)                                 The Investor is financially able to hold the Common Shares for long-term investment, believes that the nature and amount of the Common Shares are consistent with the Investor’s overall investment program and financial position, and recognizes that there are substantial risks involved in the ownership of the Common Shares (including, without limitation, the risk of loss of the entire investment in the Common Shares).

(e)                                  The Investor confirms that (i) the Investor is familiar with the business of the Company, (ii) the Investor has had the opportunity to ask questions of the officers and directors of the Company and to obtain (and that the Investor has received to its satisfaction) such information about the business and financial condition of the Company and the Transaction as the Investor has reasonably requested and (iii) the Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of the investment in the Common Shares.

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4.                                      Miscellaneous.

(a)                                 Amendment and Modification. This Agreement may be amended or modified, or any provision hereof may be waived, provided that such amendment, modification or waiver is set forth in a writing executed by each of the parties hereto.

(b)                                 Survival of Representations and Warranties. The representations, warranties, covenants and agreements set forth in this Agreement shall survive the Effective Time.

(c)                                  Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and, therefore, the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(d)                                 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns and executors, administrators and heirs of each party hereto. This Agreement, and any rights or obligations existing hereunder, may not be assigned or otherwise transferred by any party without the prior written consent of the other party hereto.

(e)                                  Severability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect.

(f)                                   Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of law.

(g)                                  Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

(h)                                 Entire Agreement. This Agreement sets forth the entire agreement and understanding among the parties and supersedes all prior agreements and understandings, written or oral, relating to the subject matter of this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Conversion Agreement the day and year first above written.

LIME ENERGY CO.

By:	/s/ Adam Procell
Name: Adam Procell
Title: President and CEO

INVESTOR:

/s/ Richard Kiphart
Richard Kiphart

[Signature Page to Conversion Agreement]

CONVERTIBLE SECURITIES

Convertible Security	Shares of Common Stock subject to Warrant / Options	Exercise Price	Common Shares after Exercise
Warrant to Purchase Common Stock	266,525	$4.69	0
	282,686	$2.83	0
	39,286	$3.57	0
	211,641	$3.78	0
	50,000	$4.04	0
Options	2,041	$49.98	0
	1,022	$42.10	0
	1,022	$32.55	0
	523	$25.62	0
	607	$23.07	0
	8	$648.15	0
	1,022	$30.94	0

Convertible Security	Original Issue Price	Conversion Price	Preferred Shares before Conversion	Common Shares after Conversion
Series A Preferred Stock	$10.00	$3.51	558,641	1,591,569
Series B Preferred Stock	$10.00	$2.83	225,892	798,205

Convertible Security	Convertible Amount	Conversion Price	Common Shares after Conversion
2014 Subordinated Secured Convertible Pay-In-Kind Note	$786,215.75	$4.91	160,125

Total Common Shares after Exercise / Conversion			2,549,899